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GREENEBAUM DOLL & MCDONALD PLLC
3300 NATIONAL CITY TOWER
101 SOUTH FIFTH STREET
LOUISVILLE, KENTUCKY 40202-3197
502/589-4200
FAX 502/587-3695



                               December 24, 1997


Atria Communities, Inc.
515 West Market Street
Louisville, KY 40202

Ladies and Gentlemen:

     We have acted as legal counsel in connection with the preparation of a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Registration Statement"), covering an aggregate of 200,000 shares of Common Stock, par value $.10 per share (the "Common Stock"), of Atria Communities, Inc., a Delaware corporation (the "Company") to be sold by Andy L. Schoepf (the "Selling Stockholder"). The Selling Stockholder may from time to time sell all or a part of the shares covered by the Registration Statement at prices then prevailing in the market or at negotiated prices.

     We have examined and are familiar with the Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company, and the various corporate records and proceedings relating to the organization of the Company and the issuance of the Common Stock. We have also examined such other documents and proceedings as we have considered necessary for the purpose of this opinion.

     Based on the foregoing, it is our opinion that the Common Stock has been duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement, and with such state securities administrators as may require such opinion of counsel for the registration of the Common Stock. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                      Very truly yours,

                                      /s/ Greenebaum Doll & McDonald PLLC